UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

JAGUAR HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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On June 8, 2021, Georgeson and Morrow Sodali LLC, the proxy solicitors for Jaguar Health, Inc. (the “Company”), will begin disseminating an audio recording (the “Recording”) made by the Company’s Chief Executive Officer to certain of the Company’s stockholders by telephone in connection with the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”). Below is a copy of the script of the Recording.

“Hi, this is Lisa Conte, founder and CEO of Jaguar Health.  Our records show that you are a shareholder of Jaguar and I am calling to ask you to vote your proxy at our upcoming Annual Meeting, which has been adjourned to June 11 to allow more time for our stockholders to vote.  Stockholders have thus far strongly supported the proposals, but we need your vote in order to achieve the requisite quorum and the approval of a number of very important proposals, specifically Proposal number 3 — the proposed increase in the number of authorized shares of Common Stock.  Approval of this very important item will allow us to have the flexibility we may need to respond to future business opportunities  and execute our business plans.

Your vote is critical no matter how many or how few shares you own. If you do not vote, it will have the same effect as voting against the proposal.

If you have questions or need assistance in voting your shares, you can contact our proxy solicitor toll free at 866-821-0284, once again 866-821-0284. If you would like to schedule time this week to speak with me, please send an email to the attention of Peter Hodge at hello@jaguar.health.

We truly appreciate you being a shareholder and are working hard for you every day.  Thank you in advance for voting in favor of all proposals and have a great day.”